EXHIBIT 10.1
STONERIDGE, INC.
ANNUAL INCENTIVE PLAN
Section 1. Purpose
     The purpose of the Stoneridge, Inc. (the “Company”) Annual Incentive Plan (the “Plan”) is to provide an opportunity to the Company’s (and the Company’s Subsidiaries’) officers and other key employees selected by the Committee (defined below) to earn annual incentive or bonus awards in order to motivate those persons to put forth maximum efforts toward the growth, profitability and success of the Company and its Subsidiaries (defined below) and to encourage such individuals to remain in the employ of the Company or a Subsidiary. Awards for participating employees under the Plan shall depend upon corporate and individual performance measures as determined by the Committee (defined below) for the Performance Year (defined below).
Section 2. Definitions
     In this Plan document, unless the context clearly indicates otherwise, words in the masculine gender shall be deemed to include a reference to the female gender, any term used in the singular also shall refer to the plural, and the following terms, when capitalized, shall have the meaning set forth in this Section 2:
     (a) “Award” means a potential cash benefit payable or cash benefit paid to a person in accordance with the terms and conditions of the Plan.
     (b) “Beneficiary” means the person or persons designated in writing by the Grantee as his or her beneficiary in respect of an Award; or, in the absence of an effective designation, or if the designated person or persons predecease the Grantee, the Grantee’s Beneficiary shall be the person or persons who acquire by bequest or inheritance the Grantee’s rights in respect of an Award. In order to be effective, a Grantee’s designation of a Beneficiary must be on file with the Company before the Grantee’s death. Any such designation may be revoked and a new designation substituted therefor at any time before the Grantee’s death.
     (c) “Board of Directors” or “Board” means the Board of Directors of the Company.
     (d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (e) “Committee” means the Compensation Committee appointed by the Board for the purpose of administering the Plan. The Committee shall consist of three members of the Board of Directors each of whom shall qualify, at the time of appointment and thereafter, as an “outside director” within the meaning of Section 162(m) of the Code (or a successor provision of similar import), as in effect from time to time.
     (f) “Company” means Stoneridge, Inc.
     (g) “Covered Executive” means an individual who is determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) of the Code as of the end of the Company’s taxable year for which an Award to the individual will be deductible and whose Award would exceed the deductibility limits under Section 162(m) if such Award is not Performance-Based Compensation.
     (h) “Disability” or “Disabled” means having a total and permanent disability as defined in Section 22(e)(3) of the Code.

     (i) “Grantee” means an officer or key employee of the Company or a Subsidiary to whom an Award has been granted under the Plan.
     (j) “Performance Objective” means the goal or goals identified by the Committee that will result in an Award if the target for the Performance Year is satisfied.
     (k) “Performance Year” means the then current fiscal year of the Company.
     (l) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.
     (m) “Retirement” means voluntary resignation from the employ of the Company after reaching the age of 64 or as otherwise preapproved by the Committee.
     (n) “Subsidiary” means a corporation, association, partnership, limited liability company, joint venture, business trust, organization, or business of which the Company directly or indirectly through one or more intermediaries owns at least fifty percent (50%) of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally in the election of directors or other managers of the entity.
Section 3. Administration
     (a) The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted Awards under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Year, and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee is authorized, subject to the remaining provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.
     (b) The Committee may not delegate to any individual the authority to make determinations concerning that individual’s own Awards, or the Awards of any Covered Executive or any executive officer (as defined pursuant to the Securities Exchange Act of 1934). Except as provided in the preceding sentence, as to the selection of and grant of Awards to Grantees who are not Covered Executives or executive officers of the Company, the Committee may delegate its responsibilities to members of the Company’s management in a manner consistent with applicable law and provided that such participant’s compensation is not subject to the limitations of Section 162(m) of the Code. References herein to the Committee shall include any delegate described under this paragraph, except where the context or the regulations under Code Section 162(m) otherwise require.
     (c) The Committee, or any person to whom it has delegated duties as described herein, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan (including such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan) and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred in the engagement of such counsel, consultant, or agent shall be paid by the Company.

Section 4. Eligibility
     The Committee may grant Awards under the Plan to such of the Company’s (and the Company’s Subsidiaries’) officers and key employees as it shall select for participation pursuant to Section 3 above.
Section 5. Awards; Limitations on Awards
     (a) Each Award granted under the Plan shall represent an amount payable in cash by the Company to the Grantee upon achievement of one or more of a combination of Performance Objectives in a Performance Year, subject to all other terms and conditions of the Plan and to such other terms and conditions as may be specified by the Committee. The grant of Awards under the Plan shall be evidenced by Award letters in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Grantee’s Award; provided, however, that in the event of any conflict between the provisions of the Plan and any Award letters, the provisions of the Plan shall prevail. An Award shall be determined by multiplying the Grantee’s target percentage of base salary with respect to a Performance Year by applicable factors and percentages based on the achievement of Performance Objectives, subject to the discretion of the Committee provided in Section 6 hereof.
     (b) The maximum amount of an Award granted to any one Grantee in respect of a Performance Year shall not exceed $2.0 million. This maximum amount limitation shall be measured at the time of settlement of an Award under Section 7.
     (c) Annual Performance Objectives shall be based on the performance of the Company, one or more of its Subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year. The Committee shall use one or more of the following business criteria to establish Performance Objectives for Grantees: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; or reductions in costs. The Performance Objective for any Grantee shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the objective is met; and the outcome under the Performance Objective shall be substantially uncertain when the Committee establishes the objective.
Section 6. Grant of Awards
     (a) The Committee shall grant Awards to any Grantees who are Covered Executives not later than 90 days after the commencement of the Performance Year. If a Covered Executive is initially employed by the Company or a Subsidiary after the beginning of a Performance Year, the Committee may grant an Award to that Covered Executive with respect to a period of service following the Covered Executive’s date of hire, provided that no more than twenty-five percent (25%) of the relevant service period has elapsed when the Committee grants the Award and the Performance Objective otherwise satisfies the requirements applicable to the Covered Executive. The Committee shall select Grantees other than Covered Executives for participation in the Plan and shall grant Awards to such Grantees at such times as the Committee may determine. In granting an Award, the Committee shall establish the terms of the Award, including the Performance Objective and the maximum amount that will be paid (subject to the limit in Section 5) if the Performance Objective is achieved. The Committee may establish different payment levels under an Award based on different levels of achievement under the Performance Objective.
     (b) After the end of each Performance Year, the Committee shall determine the amount payable to each Grantee in settlement of the Grantee’s Award for the Performance Year. The Committee, in its discretion, may reduce the maximum payment established when the Award was granted, or may determine to make no payment under the Award. The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 5) to a Grantee who is not a Covered Executive. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to the settlement of each Award granted to a Covered Executive, that the

Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.
     (c) The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Grantee whose position or duties with the Company change during a Performance Year, or (3) with respect to any person who first becomes a Grantee after the first day of the Performance Year; provided, however, that no adjustment to an Award granted to a Covered Executive shall be authorized or made if, and to the extent that, such authorization or the making of such adjustment would contravene the requirements applicable to Performance-Based Compensation.
Section 7. Settlement of Awards
     (a) Except as provided in this Section 7, each Grantee shall receive payment of a cash lump sum in settlement of his or her Award, in the amount determined in accordance with Section 6. Such payment shall be made on the fifteenth (15th) day of the third (3rd) month following the Performance Year. No Award to a Covered Executive for a Performance Year commencing after December 30, 2006, shall be settled until the shareholders of the Company have approved the Plan in a manner that satisfies the requirements of Section 162(m) of the Code.
     (b) Each Grantee shall have the right to defer his or her receipt of part, or all, of any payment due in settlement of an Award under and in accordance with the terms and conditions of the Stoneridge, Inc. Employees’ Deferred Compensation Plan unless otherwise specified by the Committee. In the event that a Grantee exercises his or her right to defer under this Section 7(b), then any Award so deferred shall be subject to the terms and conditions of the Stoneridge, Inc. Employees’ Deferred Compensation Plan as of the date of such deferral election.
Section 8. Termination of Employment
     Except as otherwise provided in any written agreement between the Company and a Grantee, including but not limited to a deferral election under the Stoneridge, Inc. Deferred Compensation Plan, if a Grantee ceases to be employed by the Company after the beginning of a Performance Year, but prior to the date an Award is settled in accordance with Section 7, for any reason other than death, Disability, or Retirement, any Award for such Performance Year shall be forfeited. If such cessation of employment results from such Grantee’s death, Disability, or Retirement, the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable, subject to Section 9, the extent to which the Performance Objectives for the Performance Year or portion thereof completed at the date of cessation of employment have been achieved, and the amount payable in settlement of the Award based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination may be deferred until following the Performance Year. Such determinations shall be set forth in a written certification, as specified in Section 6. Such Grantee or his or her Beneficiary shall be entitled to receive a lump sum cash settlement of such Award at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Section 162(m) of the Code.
Section 9. Status of Awards Under Section 162(m)
     It is the intent of the Company that Awards granted to Covered Executives for Performance Years commencing after December 30, 2006, shall constitute Performance-Based Compensation, if at the time of settlement the Grantee remains a Covered Executive. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder. If any provision of the Plan relating to a Covered Executive or any Award letter evidencing such an Award to a Covered Executive does not comply with, or is inconsistent with, the provisions of Section 162(m)(4)(C) of the Code or the regulations thereunder (including Treasury Regulation § 1.162-27(e) or its succession provisions) for Performance-Based Compensation, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

Section 10. Transferability
     Awards and any other benefit payable under, or interest in, this Plan are not transferable by a Grantee except upon a Grantee’s death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.
Section 11. Withholding
     All payments relating to an Award, whether at settlement or resulting from any further deferral or issuance of an Award under another plan of the Company in settlement of the Award, shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements.
Section 12. Tenure
     A Grantee’s right, if any, to continue to serve the Company as a Covered Executive, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Grantee or any other event under the Plan.
Section 13. No Rights to Participation or Settlement
     Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee. Until the Committee has determined to settle an Award under Section 7, a Grantee’s selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Grantee, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan, but in all cases subject to Section 9.
Section 14. Unfunded Plan
     Grantees shall have no right, title, or interest whatsoever in or to any specific assets of the Company, or to any investments that the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Grantee, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company. The Company shall not be required to establish any special or separate fund, or to segregate any assets, to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
Section 15. Other Compensatory Plans and Arrangements
     Nothing in the Plan shall preclude any Grantee from participation in any other compensation or benefit plan of the Company or its Subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any Subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made. If an Award to a Covered Executive may not be settled under the terms of the Plan, however (for example, because the Covered Executive has not achieved the Performance Objective or because shareholders have not approved the Plan), neither the Company nor a Subsidiary may pay any part of the Award to the Covered Executive outside the Plan.

Section 16. Duration, Amendment and Termination of Plan
     No Award may be granted in respect of any Performance Year commencing after December 31, 2011 (if the Company’s 2011 fiscal year does not end on December 31 then for purposes of this sentence the actual date of the end the of Company’s 2011 fiscal year shall be substituted for December 31, 2011).
     The Board may amend the Plan from time to time (either retroactively or prospectively), and may suspend or terminate the Plan at any time, provided that any such action shall be subject to shareholder approval if and to the extent required to ensure that compensation under the Plan will qualify as Performance-Based Compensation, or as otherwise may be required under applicable law.
Section 17. Governing Law
     The Plan, Awards granted hereunder, and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Ohio (regardless of the law that might otherwise govern under applicable Ohio principles of conflict of laws).
Section 18. Effective Date
     The Plan shall be effective as of December 31, 2006; provided, however, that Awards to the Company’s officers granted for Performance Years commencing after December 30, 2006, shall be subject to approval of the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company before settlement of Awards granted to the Company’s officers for the year ending December 31, 2007, so that compensation will qualify as Performance-Based Compensation; provided, further, that the Company’s 2006 fiscal year ends on December 30, 2006 and any change to the Company’s fiscal year so that the Company’s fiscal year shall be set as the calendar year would mean that the Plan would be effective on January 1, 2007, instead of December 31, 2006. In addition, the Board may determine to submit the Plan to shareholders for reapproval at such time, if any, as may be required in order that compensation under the Plan shall qualify as Performance-Based Compensation.